                                                                Exhibit 99(g)(3)

                      SPECIAL CUSTODY AND PLEDGE AGREEMENT
                    (Short Sales and Exchange-Listed Options)

     AGREEMENT, (hereinafter "Agreement") dated as of May 9, 2005, among HARRIS ASSOCIATES INVESTMENT TRUST, ON BEHALF OF ITS SERIES LISTED ON SCHEDULE A ATTACHED HERETO ("Customer"), PERSHING LLC ("Broker"), and INVESTORS BANK & TRUST COMPANY as Custodian hereunder ("Custodian").

     WHEREAS, Broker is a member of several national securities exchanges and is a clearing member of The Options Clearing Corporation ("OCC); and

     WHEREAS, Customer has opened a margin account (the "Margin Account") with Broker in which Customer may effect Short Sales. (as such term is hereinafter defined) and transactions in exchange-listed options ("Options Transactions"), and for that purpose has signed a Client Agreement with Broker (the Margin Agreement") and has entered into or may hereafter enter into one or more of Brokers master agreements for exchange-listed options (such agreements, collectively, the Options Agreements"); and

     WHEREAS, Customer intends to effect Short Sales and Options Transactions and to pledge assets to Broker to secure performance of Customers obligations with respect to Short Sales and Options Transactions effected for Customer's account with Broker; and

     WHEREAS, Broker is required to comply with applicable laws and regulations requiring the margining of Short Sales and Options Transactions, including the margin regulations of the Board of Governors of the Federal Reserve System, the OCC, any relevant securities exchanges, other self-regulatory associations (the "Margin Rules") and Broker's internal policies; and

     WHEREAS, to facilitate Short Sales and Options Transactions hereunder. Customer and Broker desire to establish procedures for their compliance with the Margin Rules; and

     WHEREAS, Custodian acts as custodian of certain assets of Customer pursuant to a contract with Customer (the "Custodian Contract") and holds such assets in an account (the "Custodial Account") and is further prepared to act as custodian for Collateral (as hereinafter defined) pursuant to the terms and conditions of this Agreement;

     NOW, THEREFORE, be it agreed as follows:

     (1) As used herein, capitalized terms have the following meanings unless otherwise defined herein:

     "Adequate Performance Assurance" shall mean such Collateral placed in the Special Custody Account (as defined below) as is adequate to cover both short sales and options transactions under the Margin Rules and Brokers Internal policies in effect from time to time, prior written notice of which shall be given to Customer.

     "Advice from Broker" means a notice in writing delivered to Customer or Custodian, as applicable hereunder, or transmitted to them by a facsimile-sending device, except that for any of the following purposes it shall mean notice by telephone to a person designated by Customer or Custodian, as applicable, in writing as authorized to receive such advice or, in the event that no such person is available, to any officer of the Customer or Custodian and confirmed in writing promptly thereafter; (i) for initial or additional Collateral; (ii) notice that an exercise notice filed with OCC has been assigned to Customer; (iii) notice that Customer has failed to give notice of intent to make payment due upon exercise of a Put Option (as hereinafter defined); (iv) notice that Customer has failed to make delivery of securities or currency required to be delivered upon exercise of a Call Option (as hereinafter defined); (v) notice that Customer has failed to pay an Exercise Settlement Amount (as hereinafter defined); or (vi) any notice referred to in paragraph 9 hereof.

     "Business Day" means a day on which Custodian and Broker are open for business.

     "Call Option" means a call option that is issued by the OCC and is cleared by Broker through the OCC.

     "Closing Transaction" means a transaction in which Customer (i) purchases securities that have been sold short or (ii) purchases an Option of the same series as an Option previously written by it and still unexpired or unexercised, or in which Customer sells an Option of the same series as an Option previously purchased by it and still outstanding.

     "Collateral" means U.S. cash, U.S. Government securities, U.S. securities underlying a Call Option (as defined below) or other U.S. margin-eligible securities acceptable to Broker which are pledged to Broker as provided herein.

     "Exercise Settlement Amount" means: (i) in the case of a Call Option on a market index, the amount by which the 'aggregate exercise price' of the Call Option contract is less than the 'aggregate current index value' of the underlying index (as those quoted terms are defined in Article XVII of the By-Laws of the OCC), plus all applicable commissions and other charges, or (ii) in the case of a Put Option on a market index, the amount by which the 'aggregate exercise price' of the Put Option contract is greater than the 'aggregate current index value' of the underlying index (as those quoted terms are defined in Article XVII of the By-Laws of the OCC), plus all applicable commissions and other charges.

     "Insolvency" means that (i) an order, judgment or decree has been entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (herein called the "Bankruptcy Law") of any jurisdiction adjudicating the Customer insolvent; or (ii) the Customer has petitioned or applied to any tribunal for, or consented to the appointment of, or taking possession by, a trustee, receiver, liquidator or similar official, of the Customer, or commenced a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to the customer under the Bankruptcy Law of any other jurisdiction, whether now or hereinafter in effect; or (iii) any such petition or application has been filed, or any such proceedings commenced, against the Customer and the Customer by any act has indicated its approval thereof, consent thereto or acquiescence therein, or an order for relief has been entered in an involuntary case under the Bankruptcy Law of the United States, as now or hereinafter constituted, or an order, judgment or decree has been entered appointing any such trustee, receiver, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days.

     "Instructions from Customer" or "Instructions" means a request, direction or certification in writing signed in the name of the Customer by a person authorized by Customer and delivered to Custodian or transmitted to it by a facsimile-sending device except that instructions to pledge initial or additional Collateral may be given by telephone and thereafter confirmed in writing signed in the name of Customer by a person authorized in writing by Customer.

     "Option" means either a Put Option or a Call Option or both as the context requires.

     "Put Option" means a put option that is issued by the OCC and is cleared by Broker through the OCC.

     "Same Day" shall mean no later than 2:00 p.m. on the same Business Day that the Broker notifies Customer that an exercise notice has been assigned to Customer but only if such notification has been given by Broker by 10:00 a.m. If such notification is given by Broker to Customer after 10:00 a.m., Same Day shall mean by 2:00 p.m. the following Business Day.

     "Short Sales" shall mean the sale by Customer of securities which Customer does not own, and which is consummated by the delivery of securities borrowed from or through the facilities of Broker.

     (2) Customer agrees to provide and at all times to maintain Adequate Performance Assurance in the Special Custody Account pursuant to the terms and conditions of this Agreement.

     (3) (a) Custodian shall segregate Collateral on its books and records, as a subaccount of Customers Custodial Account, under the name of "Pershing LLC as Pledgee of The Oakmark applicable series" (such segregated assets referred to herein as "Special Custody Account), end shall hold all Collateral therein for Broker as pledgee upon the terms of this Agreement. Customer will instruct Custodian in Instructions from Customer as to the cash and specific securities which Custodian is to identify on its books and records as pledged to Broker as Collateral in the Special Custody Account. Customer agrees that the value of such cash and securities shall be at least equal in value to what Broker shall initially and from time to time advise Customer in an Advice from Broker is necessary to constitute Adequate Performance Assurance. Broker agrees to monitor Collateral in the Special Custody Account to ensure that such Collateral is adequate for both short sales and options transactions. Customer may substitute Collateral in the Special Custody Account only after Customer notifies Broker of the contemplated substitution and Broker Advises Custodian that such substitution is acceptable. Custodian shall have no responsibility for determining the valuation or adequacy of margin required under this Agreement. Custodian may, in its discretion, choose not to act upon Instructions from Customer if any advances under the Custodian Contract are outstanding at such time. If Custodian chooses not to act upon Instructions from Customer, Custodian shall promptly notify Customer and Broker of Custodian's intention not to act on such instructions. Broker shall have all rights and remedies provided hereunder and under the Margin Agreement and the Options Agreements.

          (b) Customer grants to Custodian the authority to segregate in the Special Custody Account any Collateral specified by Customer. Customer, Broker and Custodian agree that Collateral will be held for Broker in the Special Custody Account by Custodian under the terms and conditions of this Agreement, that the Custodian will take such actions with respect to any Collateral (including without limitation the delivery thereof) as Broker shall direct in an Advice from Broker and that in no event shall any consent of the Customer be required for the taking of any such action by Custodian.

          (c) Customer hereby grants a continuing security interest to Broker
(i) in the Collateral and any proceeds thereof in the Special Custody Account and (ii) in its accounts (including the Margin Account) with Broker, to secure Customer's obligations to Broker hereunder and under the Margin Agreement and the Options Agreements. Such security interest will terminate at such time as Collateral is released as provided herein. Custodian shall have no responsibility for the creation, validity, priority, or enforceability of such security interest.

     (4) Custodian shall confirm in writing to Broker and Customer, within one Business Day, all pledges, releases or substitutions of Collateral and will supply Broker with a monthly statement of Collateral for combined short sales and options transactions in the account during the preceding month. Customer agrees that Customer will be responsible for maintaining adequate Collateral to cover both Short Sales and Option Transactions. Broker shall advise Customer, in an Advice from Broker, of the value of Collateral which is necessary to constitute Adequate Margin. Custodian will also advise Broker or Customer, upon reasonable request, of the kind and amount of Collateral pledged to Broker.

     (5) Custodian agrees to release Collateral to Customer from the pledge hereunder only upon receipt of an Advice from Broker. Broker agrees, upon request of Customer, to provide such Advice with respect to Collateral selected by Customer (i) if said Collateral represents an excess in value of the Collateral necessary to constitute Adequate Performance Assurance at that time or (ii) against receipt in the Special Custody Account of substitute Collateral having a value at least equal (with any remaining Collateral) to Adequate Performance Assurance or (iii) upon termination of the Customer's accounts including the Margin Accounts (if any) and settlement in full of all transactions therein and any amounts owed to Broker with respect thereto. It is understood that Broker will be responsible for valuing Collateral; Custodian at no time has any responsibility for determining whether the value of Collateral is equal in value to Adequate Performance Assurance.

     (6) Customer represents and warrants to broker that securities pledged to Broker shall be in good deliverable from (or Custodian shall have the unrestricted power to put such securities into good deliverable form), and that the Collateral will not be subject to any liens or encumbrances other that the lien in favor of Broker contemplated hereby, except as required in paragraph 7.

     (7) The Collateral shall at all times remain the property of the Customer subject only to the extent of the security interest and rights therein of Broker as the pledgee and secured party thereof. Any cash interest or cash dividends paid with respect to Collateral shall be credited by Custodian to the Custodial Account. Custodian represents that Collateral is not subject any other lien, charge, security interest or other right or claim of the Custodian or any person claiming through Custodian, except for a lien for Custodian's fees, expenses, and advances in connection herewith or under the Custodian contract between Customer and Custodian, which lien shall be expressly subordinated in right of payment to the security interest of Broker granted herein. Custodian shall use its best efforts to notify Broker and Customer as soon as possible if Custodian receives any notice of levy, lien, court order or other process purporting to affect the Collateral.

     (8) Broker shall, on each Business Day, compute the aggregate net credit or debit balance on Customer's open Short Sales and open Options Transactions and advise Customer by 11:00A.M. of the amount of the net debit or credit in an Advice from Broker, as the case may be. If a net debit balance exists on such day. Customer will cause an amount equal to such net debit balance to be deposited as Collateral into the Special Custody Account by the close of business on such day. If a net credit balance exits on such day, Broker will pay such credit balance to Customer by the close of business on such day. As Customer's open short positions and options positions are marked-to-market each week, payments will be made by or to Customer to reflect changes (if any) in the credit or debit balances. Broker will charge Customer interest on debit balances in accordance with Broker's policies, as stated in Broker's Margin Agreement with Customer, and Broker will pay interest on credit balances as agreed to by the parties. Balances will be appropriately adjusted when Short Sales are closed out and upon the occurrence of Closing Transactions.

     (9) The occurrence of any of the following constitutes a Customer Default hereunder:

          (a) failure by Customer to perform any obligation hereunder or under the Margin Agreement or Options Agreement including, without limitation, its obligation to maintain Adequate Performance Assurance as herein provided or, upon receiving notice from Broker that it can no longer protect Customers Short Sale, to make timely delivery to Broker in accordance with applicable laws, rules and regulations, of securities identical to the securities

          (b) upon an Advice from Broker that an exercise notice filed with OCC in respect of one or more Call Options sold by Customer has been assigned to Customer through Broker and either: (i) Customer does not notify Broker by telephone on the Same Day of Customer's intention to comply with the exercise notice by delivery of the underlying securities, currency or the Exercise Settlement Amount (as applicable); or (ii) Customer, having given such notice, fails to make delivery of such security or currency or cause such delivery to be made against receipt of payment against the gross exercise price for such securities or currency, less applicable commissions or other charges, or of the Exercise Settlement Amount on behalf of Customer to Broker; or

          (c) upon an Advice from Broker that an exercise notice filed with OCC in respect of one or more Put Options sold by Customer has been assigned to Customer through Broker and either: (i) Customer does not notify Broker by telephone on the Same Day of Customer's intention to comply with the exercise notice by making payment of the gross exercise price plus applicable commissions or other charges against Custodian's receipt of securities underlying the put, or to pay the Exercise Settlement Amount (as applicable); or
               (ii) Customer, having given such notice, fails to make payment or cause such payment to be made against receipt of securities underlying the Put Options, or payment of Exercise Settlement Amount; or

          (d)  Customer's Insolvency.

Broker will immediately notify Customer in an Advice from Broker (which may be given by electronic facsimile, telegraph or hand delivery) of such Customer Default, whereupon Broker may take any action permitted pursuant to the Margin Agreement or Options Agreements, including without limitation, the conversion of any convertible securities or exercise of Customer's right in warrants (if any) held in the Special Custody Account, the buy-in of any securities of which Customer's account may be short, and the sale of any or all property or securities in the Margin Account(s) and the Special Custody Account to the extent necessary to satisfy Customer's obligations to Broker (in which event such Collateral shall be delivered to Broker as directed in an Advice from Broker. Any sale of Collateral made pursuant to his paragraph 9 shall be made in accordance with the provisions of the New York Uniform Commercial Code in the principal market for the securities or, if such principal market is closed, such sale shall be made in a manner commercially reasonable for such Collateral. Customer shall be liable to Broker for any deficiency that may exist after the exercise by Broker of its rights and remedies as aforesaid. Any surplus resulting from the sale of Collateral shall be transmitted to Custodian for deposit to the Custodial Account, Broker shall notify Customer of any sale of Collateral and any deficiency remaining thereafter in an Advice from Broker.

     (10) Broker hereby covenants, for the benefit of Customer, that Broker will not instruct Custodian to deliver Collateral free of payment with respect to any sale of Collateral pursuant to paragraph 9 until after the occurrence of the events and the expiration of the time periods set forth in paragraph 9. The foregoing covenant is for the benefit of Customer only and shall in no way be deemed to constitute a limitation on Broker's right at any time to instruct Custodian pursuant to an Advice of Broker and Custodian's obligation to act upon such instructions. Custodian shall not be required to make any determination as to whether such delivery is made in accordance with any provisions of any agreement between Broker and Customer. Custodian will, however, provide prompt telephone notice to an officer of Customer of receipt by Custodian of Advice from Broker to deliver Collateral.

     (11) Custodian's duties and responsibilities are set forth in this Agreement. Custodian shall act only upon receipt of Advice from Broker regarding release of Collateral, except as required by applicable law. Custodian shall not be liable or responsible for anything done, or omitted to be done by it in good faith and in the absence of negligence and may rely and shall be protected in acting upon any Advice from Broker or any other notice, instruction or other communication from Customer or Broker which it reasonably believes to be genuine and authorized. As between Customer and Custodian, the terms of the Custodian Contract shall apply with respect to any losses or liabilities of such parties arising out of mailers covered by this Agreement. As between Custodian and Broker, Broker shall indemnify and hold Custodian harmless with regard to any losses or liabilities of Custodian (including counsel fees) imposed on or incurred by Custodian arising out of any action or omission of Custodian in accordance with any Advice, notice or instruction of Broker under this Agreement except to the extent such losses or liabilities are the result of Custodian's own negligence or willful misconduct in the carrying out of such Advice, notice, or instruction. In matters concerning or relating to this Agreement Custodian shall not be responsible for compliance with any statute or regulation regarding the establishment or maintenance of margin credit, including but not limited to Regulations T or X of the Board of Governors of the Federal Reserve System, the OCC, or the Securities and Exchange Commission. Custodian shall not be liable to any party for any such acts or omissions of the other parties to this Agreement. Custodian shall have no duty to require any cash or securities to be delivered to it or to determine that the amount and form of assets deposited in the Special Custody Account comply with any applicable requirements. Custodian may hold the securities in the Special Custody Account in bearer, nominee, book-entry or other form and in any depository or clearing corporation (including omnibus accounts), with or without indicating that the securities are held hereunder; provided, however, that all securities held in the Special Custody Account shall be identified on Custodian's records as subject to this Agreement and shall be in a form that permits transfer at the direction of the Broker without additional authorization or consent of the Customer.

     (12) The Custodian shall be entitled to reasonable compensation for its services and expenses as Custodian, to be paid by Customer, as agreed to from time to time between Customer and Custodian.

     (13) No modification or amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of each of Customer, Broker and Custodian.

     (14) Written communications hereunder shall be sent by facsimile transmission, overnight delivery, or hand delivered as required herein; or, when another method of delivery is not specified, may be mailed first-class postage prepaid, except that written notice of termination shall be sent by certified mail, in any such case addressed:

             (a)    if to Custodian, to:    Investors Bank & Trust Company
                                            200 Clarendon Street, 16th Floor
                                            Boston, Massachusetts 02116
                                            Attention: John Henry
                                            Fax No.: 617-937-6700
                                            Phone No: 617-937-6700

             (b)    if to Customer, to:     Harris Associates Investment Trust
                                            Two North LaSalle Street, Suite 500
                                            Chicago, IL 60602
                                            Attention: John Kane
                                            Fax No.: 312-621-3823
                                            Phone No.: 312-621-0561

             (c)    if to Broker to:        Pershing LLC
                                            One Pershing Plaza
                                            Jersey City, NJ 07399
                                            Attention: John Iachello
                                            Fax No.: 201-413-4178
                                            Phone No.: 201-413-2273

     (15) Customer, Broker or Custodian may terminate this Agreement by thirty days prior notice in writing to the other parties hereto; provided, however, that the status of any Collateral pledged to Broker at the time of such notice shall not be affected by such termination until the release of such pledge pursuant to the terms of the Margin Agreement, the Options Agreements and any applicable rules, laws and regulations, including Margin Rules. Upon termination of this Agreement or the Custodian Contract, all assets of the Customer held in the Special Custody Account shall be transferred out of the Special Custody Account to a successor custodian specified by Customer.

     (16) Nothing in the Agreement will prohibit Broker, Customer or Custodian from entering into similar agreements with others in order to facilitate option contract transactions.

     (17) If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such valid or unenforceable provision or condition were not contained herein.

     (18) All references herein to times of day shall mean the time in New York, New York, U.S.A.

     (19) This Agreement and its enforcement (including, without limitation, the establishment and maintenance of the Special Custody Account and all interests, duties and obligations related thereto) shall be governed by the laws of the State of New York. This Agreement shall be binding on the parties and any successor organizations thereof irrespective of any change or changes in personnel thereof.

     (20) This Agreement may be executed in one or more counterparts, all of which shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized offers as of the day and year first above written.


HARRIS ASSOCIATES INVESTMENT TRUST
On behalf of its series listed on Schedule A:


                            By: Janet Reali

                            Signature: /s/ Janet Reali

                            Title:  V.P. and Secretary


PERSHING LLC

                            By: John Iachello

                            Signature: /s/ John Iachello

                            Title: Managing Director

[SEAL]

INVESTORS BANK & TRUST COMPANY

                            By: Andrew M. Nesvet

                            Signature: /s/ Andrew M. Nesvet

                            Title: Managing Director

                                   SCHEDULE A

                                Dated May 9, 2005
To Special Custody and Pledge Agreement Among Harris Associates Investment Trust, on behalf of its series listed on Schedule A, Pershing LLC, and Investors Bank & Trust Company

PORTFOLIOS OF HARRIS ASSOCIATES INVESTMENT TRUST

The Oakmark Fund
The Oakmark Select Fund
The Oakmark Equity and Income Fund
The Oakmark International Fund
The Oakmark Global Fund
The Oakmark International Small Cap Fund